Exhibit 1
Execution Copy
AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of April 2, 2008 (the “Agreement”), by and between Claxson Interactive Group Inc., a British Virgin Islands business company (the “Company”) and Remainco Inc., a British Virgin Islands business company and a direct wholly-owned subsidiary of the Company (“NEWCO”).
     WHEREAS, the Board of Directors of the Company, based upon the unanimous recommendation of a special committee of independent directors of the Company (the “Special Committee”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), is fair to and in the best interests of the members of the Company and (ii) approved this Agreement and the transactions contemplated hereby; and
     WHEREAS, the Board of Directors of NEWCO has approved this Agreement and the merger (the “Merger”) of NEWCO with and into the Company in accordance with the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands (the “BCA”), upon the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, NEWCO and the Company hereby agree as follows:
ARTICLE I
THE MERGER
     Section 1.1 The Merger. At the Effective Time (as defined in Section 1.3 hereof), and subject to the terms and conditions of this Agreement and the BCA, NEWCO shall be merged with and into the Company, the separate existence of NEWCO shall thereupon cease, and the Company shall be the surviving company in the Merger (the “Surviving Company”).
     Section 1.2 Surviving Company; Effects of the Merger. At the Effective Time, the Surviving Company shall continue its existence under the laws of the British Virgin Islands. The Merger shall be effective as provided under section 173 of the BCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and NEWCO shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and NEWCO shall become the debts, liabilities and duties of the Surviving Company.
     Section 1.3 Effective Time. As soon as practicable after the satisfaction or due waiver of the conditions set forth in Article V, the parties hereto shall cause the Merger to be consummated by filing articles of merger (including a plan of merger) (the “Articles of Merger”) with the Registrar of Corporate Affairs, in the form set forth on Schedule 1.3, as required by and executed in accordance with the relevant provisions of the laws of the British Virgin Islands (the date and time of the filing of the Articles of Merger with the Registrar of Corporate Affairs (or such later time as is specified in the Articles of Merger) being the “Effective Time”).
     Section 1.4 Memorandum and Articles of Association of the Surviving Company. At the Effective Time and without any further action on the part of the Company or NEWCO, the

Amended and Restated Memorandum of Association and Articles of Association of the Company shall be the memorandum of association and articles of association of the Surviving Company and concurrently with the filing of the Articles of Merger, the Company shall file the Second Amended and Restated Memorandum of Association and Articles of Association in the form substantially attached hereto as Exhibit A (collectively, the “Amended Memorandum and Articles”).
     Section 1.5 Board of Directors and Officers of the Surviving Company. At the Effective Time, the number of persons constituting the whole board of directors of the Surviving Company shall be five (5) and each person other than those listed on Schedule 1.5 hereto serving immediately prior to the Effective Time as a director of the Company shall be, and hereby is (effective immediately prior to the Effective Time) removed from office, and each person listed on Schedule 1.5 hereto shall become at the Effective Time a director of the Surviving Company, each of such directors to hold office, subject to the applicable provisions of the Amended Memorandum and Articles, until the next meeting of the members of the Surviving Company and until his successor shall be duly qualified or until his earlier death, resignation, removal, or disqualification. Each of the officers of the Company immediately prior to the Effective Time shall become upon the Effective Time an officer of the Surviving Company until his respective successor is duly elected or appointed and qualified or until his earlier death, resignation, removal or disqualification.
     Section 1.6 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:
          (a) Each ordinary share of NEWCO of par value U.S.$1.00 per share (each a “NEWCO Share” or, collectively, the “NEWCO Shares”) that is issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor. The member of NEWCO shall cease to have any rights with respect to such shares.
          (b) Each Class A common share of the Company of par value U.S.$0.01 per share, Class C common share of the Company of par value U.S.$1.00 per share, Class F common share of par value U.S.$1.00 per share and Class H common share of par value U.S.$1.00 per share (each, a “Share” or, collectively, the “Shares”) of the Company issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be treated as follows:
          (i) Subject to Section 1.8, each Share held by a person not listed in the table set forth on Schedule 1.6(b)(ii)(each of such Shares, an “Exchanged Share” or, collectively, the “Exchanged Shares”) shall be converted into the right to receive from the Surviving Company after the Merger cash in an amount equal to U.S.$13.75 (the “Cash Consideration”), and each such Exchanged Share shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and each holder of any such Exchanged Shares shall cease to have any rights with respect thereto, except the right to receive the Cash Consideration applicable thereto, upon surrender of such Exchanged Shares in accordance with Section 1.9.

          (ii) In respect of the Shares held by each person listed in the table set forth on Schedule 1.6(b)(ii) (each of such persons, a “Remaining Holder” or, collectively, the “Remaining Holders”), each Share held by the Remaining Holders shall remain outstanding as a share of the same class and par value of the Surviving Company (each of such Shares, a “Converted Share” or, collectively, the “Converted Shares”) as set forth on Schedule 1.6(b)(ii).
     The Converted Shares, together with the Cash Consideration and the Option Merger Consideration (as defined in Section 1.7), shall be referred to as the “Merger Consideration”.
     Section 1.7 Treatment of Outstanding Options. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, a committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that, immediately prior to the Effective Time, each Outstanding Option (as defined in Section 2.4) prior to the Effective Time shall, by virtue of the Merger, be treated as follows:
          (a) Each Outstanding Option (as defined herein) then outstanding, whether or not then exercisable, held by a person listed on the table set forth on Schedule 1.6(b)(ii) shall be converted into the right to receive the option (collectively, the “Converted Options”) to purchase one share of the same class of shares of the Surviving Company.
          (b) Each other Outstanding Option (as defined herein) then outstanding, whether or not then exercisable, shall be cancelled, and the holder thereof shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Surviving Company in consideration for such cancellation an amount in cash equal to the product of (a) the number of Shares previously subject to such Outstanding Option and (b) the excess, if any, of U.S.$13.75 over the exercise price per Share previously subject to such Outstanding Option (together with the Converted Options, the “Option Merger Consideration”). If such product is equal to or less than zero, such Outstanding Option shall be cancelled and the holder thereof shall receive no consideration in respect thereof.
     Section 1.8 Dissenting Shares. Notwithstanding any provision contained herein to the contrary, any shareholder of the Company immediately prior to the Effective Time shall be entitled to receive payment of the fair value for his Shares upon properly dissenting from the Merger in accordance with the provisions of section 179 of the BCA, the dissenting member shall cease to have any rights with respect to the Surviving Company except for the right to receive payment of fair value for his Shares in accordance with the provisions of section 179 of the BCA, and each such Share (a “Dissenting Share” and collectively, the “Dissenting Shares”) shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist.
     Section 1.9 Payment for Shares. (a) Prior to the Effective Time, the Company shall (i) designate a bank or trust company to act as agent for the holders of Shares and Outstanding Options in connection with the Merger (the “Exchange Agent”) to receive the Merger Consideration to which holders of such Shares and Outstanding Options may become entitled pursuant to Section 1.6(b) and Section 1.7(b) and (ii) enter into a written agreement with the Exchange Agent requiring the Exchange Agent to perform its obligations under this Agreement.

Immediately prior to the Effective Time, the Company will make available to the Exchange Agent sufficient funds (the “Exchange Fund”) to make all payments pursuant to Section 1.9(b). Out of such funds, the Exchange Agent shall, pursuant to irrevocable instructions, make the payments referred to in Sections 1.6(b) and 1.7(b). Such funds shall not be used for any other purpose. The Exchange Agent may invest some or all of such funds as the Company directs, provided that all such investments shall be in obligations of or guaranteed by the United States of America or in money market or other short-term investment funds having a rating of at least “A” from a nationally recognized statistical rating agency (collectively, “Permitted Investments”). Any net profit resulting from, or interest or income produced by, such investments, shall be payable to the Surviving Company. The Surviving Company shall replace any monies lost through any investment made pursuant to this paragraph (a) of this Section 1.9.
          (b) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of an outstanding certificate or certificates which immediately prior to the effective time represented Shares (the “Certificates”), or of Shares represented by book-entry (“Book Entry Shares”), a letter of transmittal (the “Letter of Transmittal”) for return to the Exchange Agent, and instructions for use in effecting the surrender of Certificates and receipt of the Merger Consideration or, in the case of Book-Entry Shares, the receipt of the Merger Consideration for each of such holder’s Shares.
          (c) In effecting the delivery of the Cash Consideration in respect of Exchanged Shares represented by Certificates and Book-Entry Shares entitled to the Cash Consideration pursuant to Section 1.6(b)(i), upon the surrender of each such Certificate and Letter of Transmittal, or just the Letter of Transmittal in the case of Book Entry Shares, the Exchange Agent shall pay the holder of such Certificate or Book-Entry Share the Cash Consideration multiplied by the number of such Exchanged Shares. Upon such payment by the Exchange Agent, such Certificate, if any, shall forthwith be cancelled and retired, and the Share shall cease to exist as an issued Share.
          (d) In effecting the delivery of the Option Merger Consideration, each person entitled to such consideration in the Merger pursuant to Section 1.7(b), the Exchange Agent shall pay such person cash in an amount to which such person is entitled pursuant to Section 1.7(b). Upon such payment by the Exchange Agent, each such Outstanding Option shall be cancelled and shall cease to exist.
          (e) Any portion of the funds made available to the Exchange Agent which remains unclaimed twelve months after the Effective Time shall be paid to the Surviving Company upon demand. Any holders of Certificates or Book-Entry Shares prior to the Effective Time who are not Remaining Holders and any holders of Outstanding Options entitled to Option Merger Consideration in accordance with Section 1.7(b) and who have not theretofore delivered the Letter of Transmittal and, if applicable, Certificates, in accordance with the instructions provided pursuant to Section 1.9(b) hereof shall thereafter look only to the Surviving Company for payment of their claim for the Cash Consideration set forth in Section 1.6(b)(i) hereof or the Option Merger Consideration in Section 1.7(b) hereof, without any interest thereon, but shall have no greater rights against the Surviving Company than may be accorded to general creditors of the Surviving Company under the laws of the British Virgin Islands.

     Section 1.10 No Further Rights or Transfers. At and after the Effective Time of the Merger, each holder of record of Exchanged Shares and Dissenting Shares that were issued and outstanding Shares immediately prior to the Effective Time shall cease to have any rights as a member of the Surviving Company, except for the right to receive the Cash Consideration provided pursuant to Sections 1.6 and 1.9 hereof upon surrendering any Certificate or Certificates, if applicable and/or to perfect his or her right to an appraisal of and receive payment thereupon for his or her Dissenting Shares pursuant to section 179 of the BCA and Section 1.8 hereof if such holder has validly exercised and not withdrawn or lost such appraisal rights. No transfer of Exchanged Shares or Dissenting Shares that were issued and outstanding prior to the Effective Time shall be made on the share register of the Surviving Company. No interest or dividends shall be paid or accrued on the Cash Consideration or Option Merger Consideration. If the Cash Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate or Book-Entry Share formerly representing Exchanged Shares surrendered therefor is registered, it shall be a condition to such right to receive such Cash Consideration that the Exchange Agent receive a completed Letter of Transmittal with respect to such Exchanged Shares and that the person receiving such Cash Consideration pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Cash Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.
     Section 1.11 No Liability. If any Certificates or Letter of Transmittal shall not have been surrendered prior to seven years after the Effective Time, any such shares, cash, dividends, distributions or other considerations in respect of such shares shall, to the extent permitted by applicable law, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto.
     Section 1.12 Tax Withholding. The Company and NEWCO shall withhold or cause to be withheld all taxes and other amounts, if any, required by law to be withheld from the Merger Consideration or any part thereof.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to NEWCO as of the date hereof, that except as set forth in the disclosure schedule provided by the Company to NEWCO (the “Disclosure Schedule”) (The Disclosure Schedule shall be arranged in Sections corresponding to the numbered Sections contained in Article II and the disclosure in any Section shall qualify (a) the corresponding Sections in Article II, and (b) the other Sections in Article II, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission of acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect or is outside the ordinary course of business.):

     Section 2.1 Organization. Each of the Company and each subsidiary of the Company, of which a majority of the outstanding equity interests are owned, directly or indirectly, by the Company, and which has operations that are material to the operations of the Company and its consolidated subsidiaries, taken as a whole (each, a “Subsidiary”) is a company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation, with all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. The Company and each of the Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Subsidiaries. As used herein, the term “Material Adverse Effect” means, with respect to any person or entity, any change or effect that would be materially adverse to the business, assets (whether tangible or intangible), financial condition or results of operations of the person or entity taken as a whole or the ability of such person or entity to consummate the transaction contemplated hereby.
     Section 2.2 Subsidiaries and Joint Ventures. Section 2.2 of the Disclosure Schedule sets forth all Subsidiaries and Company Joint Ventures. All equity interests of any material Subsidiary or any Company Joint Venture of the Company held by the Company or any other Subsidiary of the Company are validly issued, fully paid and non-assessable (to the extent such concepts are applicable) and were not issued in violation of any preemptive or similar rights, purchase option, call, or right of first refusal or similar rights. “Company Joint Venture” means any corporation or other entity (including partnerships, limited liability companies and other business associations and joint ventures) that is not a Subsidiary and in which the Company, directly or indirectly, owns an equity interest.
     Section 2.3 Authorization. The Company has the necessary power and authority to enter into this Agreement. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company’s Board of Directors, and no other proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the members of the Company). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by NEWCO and the enforceability of this Agreement against each of them, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization, receivership, or other similar laws relating to, or affecting enforcement of, creditors’ rights generally, and general principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).
     Section 2.4 Capitalization of the Company. (a) Prior to the filing of the Amended Memorandum and Articles the Company’s entire authorized share capital consists of 30,000,000 Class A common shares, par value U.S.$0.01 per share, 2 Class C common shares, par value U.S.$1.00 per share, 7 Class F common shares, par value U.S.$1.00 per share, 1 Class H common share, par value U.S.$1.00 per share and 15,000,000 shares of series A convertible preferred shares, par value U.S.$1.00 per share. As of the date hereof, there are 21,808,290 Class A common shares issued and outstanding, 2 Class C common shares issued and outstanding, 7 Class F common shares issued and outstanding, 1 Class H common share issued and outstanding and no series A convertible preferred shares issued and outstanding. As of the date hereof, 512,677 Class A common shares are reserved for issuance in connection with the Company’s stock option plans (of which options to purchase 512,677 shares are outstanding (each an “Outstanding Option” and collectively, the “Outstanding Options”). Except as set forth above or on Schedule 2.4 hereto, there are outstanding (i) no shares or other voting securities of the Company, (ii) no securities of the Company or any of the Subsidiaries convertible into or exchangeable for shares or other voting securities of the Company, (iii) no options, warrants or other rights to acquire from the Company or any of the Subsidiaries (including any rights issued or issuable under a members rights plan or similar arrangement), and no obligations of the Company or any of the Subsidiaries to issue, any shares, voting securities or securities convertible into or exchangeable for shares or voting securities of the Company, (iv) no equity equivalents, interests in the ownership or earnings of the Company or any of the Subsidiaries or other similar rights (the shares, options, warrants, rights, obligations, equity equivalents, and other securities listed in clauses (i) through (iv) referred to collectively as the “Company’s Securities”), and (v) no outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any of the Company’s Securities or to make any investment (by loan, capital contribution or otherwise) in any other entity.
          (b) Except as set forth in Section 2.4(b) of the Disclosure Schedule, all of the outstanding shares of, or other ownership interests in, each of the Subsidiaries, is owned by the Company, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). For purposes of this Agreement, “Lien” means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. Except as set forth in Section 2.4(b) of the Disclosure Schedule, there are no securities of the Company or any of the Subsidiaries convertible into or exchangeable for, options or other rights to acquire from the Company or any of the Subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any shares or other ownership interests in, or any other securities of, any of the Subsidiaries. Except as set forth in Section 2.4(b) of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of shares or other ownership interests in any Subsidiary.
          (c) All issued and outstanding shares of the Company and each of the Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. The Outstanding Options have been duly authorized and validly issued and are in full force and effect.
     Section 2.5 Certain Fees. With the exception of a fee payable to Houlihan Lokey, which has acted as financial advisor to the Special Committee in connection with the Merger, pursuant to a letter agreement which has been delivered to the Company, neither the Company nor any Subsidiary has employed any broker or finder or incurred any liability for any financial advisory, brokerage or finders’ fees or commissions in connection with the transactions contemplated hereby.
     Section 2.6 Consents and Approvals; No Violations. (a) Except for (i) applicable requirements of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), and the British Virgin Islands and state securities and “blue sky” laws, (ii) the filing and recordation of the Articles of Merger as required by the BCA and the Amended Memorandum and Articles and (iii) as set forth in Section 2.6 of the Disclosure Schedule, no filing or registration with, no notice to and no permit from, and no authorization, consent or approval of any public or governmental body or authority or third party is necessary on behalf of, the Company for the consummation by the Company of the transactions contemplated by this Agreement (other than approval of this Agreement by the shareholders of the Company), except where the failure to make such filing, registration or notice or to obtain such permit, authorization, consent or approval would not, in the aggregate, have a Material Adverse Effect.
          (b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the memorandum of association or the Articles of association of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii) and (iii) violations, breaches, defaults or such rights which in the aggregate would not have a Material Adverse Effect.
     Section 2.7 No Material Adverse Change. Since December 31, 2007, there have been no events, circumstances, conditions, changes or occurrences that individually, or in the aggregate, have had, or could reasonable be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.
     Section 2.8 Financial Statements. The audited consolidated balance sheet of the Company for each of the three fiscal years ended as of December 31, 2006, and the related audited consolidated statements of income, of changes in shareholders’ equity and of cash flows of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s accountants and the unaudited consolidated balance sheet of the Company as of March 31, 2007, and the related unaudited consolidated statements of income for the three months then ended (i) were prepared in accordance with the books of account and other financial records of the Company and the Subsidiaries, (ii) present fairly, in all material respects, the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with accounting principles generally accepted in the United States of America applied on a basis consistent with the past practices of the Company and the Subsidiaries (other than compliance with Financial Accounting Standards Board Interpretation Number 48) and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation, in all material respects, of the consolidated financial condition of the Company and the Subsidiaries and the results of the operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby, and in the case of the unaudited statements, to normal year-end auditing adjustments, none of which are expected to be material in nature or amount.
     Section 2.9 Opinion of Financial Advisor. The Special Committee has received the opinion of Houlihan Lokey, the Special Committee’s financial advisor, to the effect that the Cash Consideration to be received in the Merger by the holders of record of Exchanged Shares is fair to such shareholders from a financial point of view.
     Section 2.10 Board Recommendation. On the unanimous recommendation of the Special Committee, the Board of Directors of the Company has concluded that the Merger is fair to, and in the best interest of, the Company and the holders of record of the Shares and has approved and adopted this Agreement.
     Section 2.11 Availability of Funds. At the Effective Time, the Company will have all funds necessary to pay the Cash Consideration with respect to all Exchanged Shares.
     Section 2.12 Voting Agreement. Attached as Exhibit B hereto is a true and correct copy of the voting agreement (the “Voting Agreement”) among the Company and the shareholders signatory thereto, whereby such shareholders have agreed to vote to approve this Agreement, the Merger and the Amended Memorandum and Articles or execute a written consent in lieu of a shareholder vote approving this Agreement, the Merger and the Amended Memorandum and Articles. The Voting Agreement is in full force and effect.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF NEWCO
     NEWCO hereby represents and warrants to the Company that:
     Section 3.1 Organization. NEWCO is a business company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where the failure to be so incorporated, existing and in good standing would not have a Material Adverse Effect on NEWCO.
     Section 3.2 Authorization. (a) NEWCO has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by NEWCO, the performance by NEWCO of its obligations hereunder and the consummation by NEWCO of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of NEWCO and the sole member of NEWCO, and no other proceeding on the part of NEWCO is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NEWCO and, assuming the due authorization, execution and delivery hereof by the

Company, is a legal, valid and binding obligation of NEWCO, enforceable against NEWCO in accordance with its terms.
     Section 3.3 Capitalization of NEWCO. (a) NEWCO’s maximum number of authorized shares is 50,000 shares, par value U.S.$1.00 per share. As of the date hereof, there is one (1) share issued and outstanding. Except as set forth above, there are outstanding (i) no shares or other voting securities of NEWCO, (ii) no securities of NEWCO convertible into or exchangeable for shares or other voting securities of NEWCO, (iii) no options, warrants or other rights to acquire from NEWCO (including any rights issued or issuable under a members rights plan or similar arrangement), and no obligations of NEWCO to issue, any shares, voting securities or securities convertible into or exchangeable for shares or voting securities of NEWCO, (iv) no equity equivalents, interests in the ownership or earnings of NEWCO or other similar rights (the shares, options, warrants, rights, obligations, equity equivalents, and other securities listed in clauses (i) through (iv) referred to collectively as the “NEWCO’s Securities”), and (v) no outstanding obligations of NEWCO to repurchase, redeem or otherwise acquire any of the NEWCO’s Securities or to make any investment (by loan, capital contribution or otherwise) in any other entity.
          (b) All issued and outstanding shares of NEWCO have been duly authorized and validly issued and are fully paid and nonassessable, free of any preemptive rights.
     Section 3.4 No Prior Activities of NEWCO. NEWCO has not incurred, directly or indirectly, any liabilities or obligations, except those incurred in connection with its formation and capitalization or with the negotiation of this Agreement and the consummation of the transactions contemplated hereby. NEWCO has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any person or entity, nor is subject to or bound by any material liability, obligation or undertaking, other than those not contemplated by or in connection with its formation and capitalization or this Agreement and the transactions contemplated hereby.
     Section 3.5 No Violations. Neither the execution and delivery of this Agreement by NEWCO nor the consummation by NEWCO of the transactions contemplated hereby nor compliance by NEWCO with any of the provisions hereof will conflict with or result in any breach of any provision of the memorandum of association and articles of association of NEWCO.
ARTICLE IV
COVENANTS
     Section 4.1 Conduct of Business of the Company. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries will each conduct their respective operations only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary and usual course of business and consistent with past practice, and each of the Company and the Subsidiaries will use its reasonable best efforts in the ordinary course of business consistent with past practice to preserve intact its business organization, assets, prospects and advantageous business relationships, to keep available the services of its officers and employees and to maintain satisfactory relationships with customers, suppliers, contractors, distributors, licensors, licensees and others having business relationships with it. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement, the Company shall not (i) declare or pay any dividends, (ii) make any distributions or payments to any of its security holders, (iii) redeem any of its securities, (iv) make any unscheduled principal payments with respect to any of its indebtedness, or (v) make any contributions to any of its subsidiaries.
     Section 4.2 Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and shall use its reasonable best efforts to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or governmental or public bodies or authorities which are necessary or reasonably appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, filings to the extent required under the Exchange Act.
     Section 4.3 Schedule 13E-3 Filing. (a) NEWCO and the Company shall, as promptly as practicable and in any event within twenty (20) Business Days of the date of this Agreement, file with the U.S. Securities and Exchange Commission (the “Commission”) a Schedule 13E-3 (the “Schedule 13E-3”) with respect to the Merger and disseminate to members (i) such information as is required by Rule 13e-3 under the Exchange Act and the BCA and (ii) a disclosure statement (“Disclosure Statement”) to be filed with the Schedule 13E-3. The Company shall (i) respond as promptly as reasonably practicable to any comments received from the Commission with respect to such filings and provide copies of such comments to the Special Committee promptly upon receipt and copies of proposed responses to the Special Committee a reasonable time prior to filing to allow meaningful comment, (ii) as promptly as reasonably practicable prepare and file (after the Special Committee has had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any Commission comments or as required by law and (iii) use its reasonable best efforts to have the Commission confirm that it has no further comments on the Schedule 13E-3. For the purposes hereof, the term “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by applicable law to be closed in New York City.
     (b) None of the information supplied by NEWCO, on the one hand, or the Company on the other hand, for inclusion in the Schedule 13E-3 or Disclosure Statement, in any information disseminated to members or in any amendments or supplements thereto, will, at the respective times such Schedule 13E-3, Disclosure Statement or amendments are filed with the Commission or such information is mailed to shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 13E-3 will comply as to form in all material respects with all applicable provisions of the Exchange Act. NEWCO and the Company shall promptly correct any information in the Schedule 13E-3 or Disclosure Statement that shall have become false or misleading and take all steps necessary to cause the Schedule 13E-3 and Disclosure Statement as so corrected to be filed with the Commission, as and to the extent required by applicable law. If at any time after the

Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of each of the parties hereto shall take such action.
     Section 4.4 Indemnification. (a) The Surviving Company shall, from and after the Effective Time, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, employee, fiduciary or agent of the Company or any of the Subsidiaries or a member of the Special Committee (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including, without limitation, reasonable attorneys’ and other professionals’ fees), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative, or otherwise) based in whole or in part on or arising in whole or in part out of or pertaining to the fact that such person is or was a director, officer, employee, fiduciary or agent of the Company or any of the Subsidiaries or a member of the Special Committee or is or was serving at the request of the Company or any Subsidiary as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, whether pertaining to any matter existing or occurring prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time, provided that the Indemnified Party acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the Indemnified Party had no reasonable cause to believe that such party’s conduct was unlawful (“Indemnified Liabilities”), including, without limitation, all losses, claims, damages, costs, expenses (including, without limitation, reasonable attorneys’ and other professionals’ fees), liabilities, judgments, or amounts paid in settlement based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or any of the transactions contemplated hereby, in each case to the full extent a company is permitted under the laws of the British Virgin Islands to indemnify its own directors and officers.
     (b) The Surviving Company shall pay expenses (including, without limitation, reasonable attorneys’ and other professionals’ fees) as such expenses are incurred and in advance of the final disposition of any such action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking to repay required by the laws of the British Virgin Islands. Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation (whether arising before, at, or after the Effective Time), (i) the Surviving Company shall have the right to assume the defense thereof and the Surviving Company shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Company elects not to assume such defense or if there are issues that raise conflicts of interest between the Surviving Company and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Company shall be obligated pursuant to this Section 4.4 to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless there are, under applicable standards of professional conduct (as reasonably determined by counsel to the Indemnified Parties), separate and distinct interests or legal positions of any two or more Indemnified Parties, in which event such additional counsel as may be reasonably required by reason of such separate or distinct interests or legal positions may be retained by the Indemnified Parties, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Company shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided, further, that the Surviving Company shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 4.3, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Company (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 4.4 except to the extent such failure materially prejudices such party), and shall deliver to the Surviving Company any undertaking to repay required by the laws of the British Virgin Islands.
          (c) In the event that the Surviving Company or any of its successors and assigns consolidates with or merges or converts into any other person, entity, or association and shall not be the continuing or surviving corporation, entity, or association of such consolidation or merger or conversion or transfers and conveys all or substantially all of its property and assets to any person, then, and in each case, proper provisions shall be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 4.4.
          (d) The provisions of this Section 4.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives, and may not be amended, altered or repealed without the written consent of any affected Indemnified Party.
     Section 4.5 Directors’ and Officers’ Insurance. (a) For a period of six years from the Effective Time, the Amended Memorandum and Articles of the Surviving Company shall contain provisions no less favorable with respect to indemnification than are set forth in Sections 107 through 112 of the Memorandum and Articles of the Company.
          (b) The Surviving Company shall maintain in effect for six years from the Effective Time directors’ and officers’ liability insurance policies containing terms and conditions that are not less favorable than those of the current directors’ and officers’ liability insurance policies (other than coverage amount), requiring aggregate annual premiums for such six-year period not in excess of U.S$225,000 and providing for coverage of U.S$10,000,000 with respect to matters occurring prior to the Effective Time; provided, however, that in the event of an expiration, termination or cancellation of such policies, the Surviving Company shall be required to obtain as much coverage as is possible under substantially similar policies for an annual amount in aggregate annual premiums of U.S$40,000.
          (c) In the event the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company shall assume the obligations set forth in this Section 4.5.

ARTICLE V
CONDITIONS TO THE MERGER
     Section 5.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time, the following conditions, which, other than Section 5.1(d), may not be waived:
          (a) This Agreement, the Merger and the Articles of Merger shall have been approved and adopted by the requisite vote (which may be effected by written consent in lieu of a meeting) of the directors and the members of the Company required by the Company’s memorandum of association and articles of association and the BCA.
          (b) This Agreement, the Merger and the Articles of Merger shall have been approved and adopted by the requisite vote (which may be effected by written consent in lieu of a meeting) of the directors and the sole member of NEWCO required by the memorandum of association and articles of association of NEWCO and the BCA.
          (c) There shall not be outstanding any order, statute, rule, regulation, executive order, stay, decree, judgment, or injunction which shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which restrains or prohibits the consummation of the Merger.
          (d) Thirty (30) days following the initial filing of the Schedule 13E-3 with the Commission shall have passed and the Commission shall have indicated that it has no further comments to the Schedule 13E-3.
     Section 5.2 Conditions to the Obligation of NEWCO to Effect the Merger. The obligations of NEWCO to effect the Merger shall be further subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by NEWCO:
          (a) The Company shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time.
          (b) The representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case when made and at and as of the Effective Time.
     Section 5.3 Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger shall be further subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Company:

          (a) NEWCO shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time.
          (b) The representations and warranties of NEWCO contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case when made and at and as of the Effective Time.
ARTICLE VI
ADDITIONAL AGREEMENTS
     Section 6.1 Non-Solicitation.
          (a) Subject to Section 6.1(b), from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, none of the Company, the Company’s Subsidiaries nor any of their respective Representatives shall, directly or indirectly, (A) initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, or (B) approve or recommend, or propose to approve or recommend, a Company Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Subject to Section 6.1(b), the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, its Subsidiaries or any Representatives with respect to any Company Acquisition Proposal and shall use its (and will cause its Representatives to use their) reasonable best efforts to require the other parties thereto to promptly return or destroy in accordance with the terms of such agreement any confidential information previously furnished by the Company, the Company’s Subsidiaries or their respective Representatives thereunder.
          (b) Notwithstanding anything to the contrary contained in Section 6.1(a), if at any time following the date hereof the Company has received a written Company Acquisition Proposal from a third party that the Board of Directors of the Company (acting through the Special Committee) (i) believes in good faith to be bona fide and (ii) determines in good faith, after consultation with its independent financial advisor and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then the Company shall (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal, if and only to the extent that in connection with the foregoing clauses (A) and (B), the Board of Directors of the Company (acting through the Special

Committee) concludes in good faith (after consultation with its outside counsel and independent financial advisor) that the failure to take such action would constitute a breach of the directors’ fiduciary duties under applicable Law; provided, that the Company (x) will not, and will not allow Company Representatives to, disclose any non-public information to such Person without entering into a Confidentiality Agreement, and (y) will promptly provide to the Special Committee any material non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to the Special Committee or its Representatives. From and after the date hereof, the Company shall promptly (within one Business Day) notify the Special Committee in the event it receives a Company Acquisition Proposal from a Person or group of related Persons, including the material terms and conditions thereof and the identity of the party making such proposal or inquiry, to enable the Board of Directors of the Company (acting through the Special Committee) to evaluate such Company Acquisition Proposal, and shall keep the Special Committee reasonably apprised as to the status and any material developments, discussions and negotiations concerning the same.
     (d) The Company agrees that any violations of the restrictions set forth in this Section 6.1 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.1 by the Company.
     (e) As used in this Agreement, the term:
              (i) “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Newco relating to any direct or indirect acquisition or purchase (whether in a single transaction or a series of transactions) of (A) all or substantially all of assets of the Company and its Subsidiaries, taken as a whole, (B) all of the Exchanged Shares or (C) all of the outstanding shares of the Company; any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning all of the Exchanged Shares or all of the outstanding shares of the Company; or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that results in any Person or group of Persons owning all of the Exchanged Shares or all of the outstanding shares of the Company.
          (ii) “Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions concerning the material non-public information of the Company disseminated and provided for the review of the party making a Company Acquisition Proposal with terms and conditions standard for transactions similar to those that would be the subject of a Company Acquisition Proposal.
          (iii) “Law” means any British Virgin Islands law, ordinance, regulation, rule, code, order or other requirement or rule of law.
          (iv) “Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

          (v) “Superior Proposal” means a Company Acquisition Proposal, which was not obtained in violation of this Section 6.1, (A) which offers no less than a four percent (4%) increase in the per share consideration than the Cash Consideration set forth herein, (B) which the Board of Directors of the Company (acting through the Special Committee) in good faith determines, would, if consummated, result in a transaction that is more favorable from a financial point of view to the shareholders of the Company (in their capacities as shareholders) than the transactions contemplated hereby after receiving the advice of its financial advisor (who shall be a nationally recognized investment banking firm), (C) which the Board of Directors of the Company (acting through the Special Committee) in good faith determines is likely to be consummated within a substantially similar timeframe as the transactions contemplated hereby after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other material aspects of such proposal, (D) for which financing, to the extent required, is then unconditional and fully committed and (E) which is not subject to a due diligence condition.
ARTICLE VII
TERMINATION AND ABANDONMENT
     Section 7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the members of the Company and NEWCO:
          (a) By mutual written consent of the Boards of Directors of NEWCO and the Company.
          (b) By either NEWCO or the Company:
          (i) if the Effective Time shall not have occurred by July 31, 2008; or
          (ii) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement which order is not subject to appeal.
          (c) By the Company, if at any time after the date of this Agreement and prior to the Effective Time, the Company receives a Company Acquisition Proposal and the Board of Directors (acting through the Special Committee) shall have concluded in good faith that such Company Acquisition Proposal constitutes a Superior Proposal, provided that the Company concurrently enters into a definitive agreement providing for the implementation of such Superior Proposal.
          Section 7.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the Merger by the Company or NEWCO or both pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given to the other and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein no party hereto shall have any liability or further obligation to any other party to this Agreement except that the provisions of this Section 7.2 and Section 8.5 hereof shall remain in full force and effect.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
     Section 8.1 Survival of Representations, Warranties, Covenants and Agreements. The respective representations and warranties of the parties hereto shall not survive the Effective Time.
     Section 8.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of NEWCO and the Company at any time prior to the Effective Time with respect to any of the terms contained herein. Notwithstanding the foregoing, any amendment or modification of, or supplement to, this Agreement that is adverse to the holders of the Exchanged Shares shall require the consent of the Special Committee.
     Section 8.3 Waiver of Compliance; Consents. Any failure of NEWCO, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition (except for as provided in Section 5.1) herein may be waived in writing by the Company or NEWCO, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure; provided, however, that the waiver of any obligation, covenant, agreement or condition herein, or the giving of any consent or the exercise of any material right hereunder, by the Company, NEWCO or their respective Boards of Directors (other than in connection with any condition to the obligations of NEWCO set forth in Section 5.1(c) or 5.2, to which this proviso will not apply) shall require the consent of the Special Committee. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.
     Section 8.4 Validity of Provisions; Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     Section 8.5 Fees and Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the Company or the Surviving Company, as applicable.
     Section 8.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in Sections 4.4 and 4.5, nothing in this Agreement, express or implied, is intended to confer upon any other person or entity other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 8.7 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further reasonable action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each company which is a party to this Agreement shall take all such reasonable necessary action and the officers and directors of the Surviving Company, upon and after the Effective Time, are and shall be fully authorized to do and take and cause to be done and taken any and all such action.
     Section 8.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by messenger, by a nationally recognized overnight delivery company or by registered or certified mail (return receipt requested) or by facsimile transmission to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a) if to NEWCO:
c/o Claxson Interactive Group Inc.
1550 Biscayne Boulevard
Ground Floor
Miami, Florida 33132
Attention: General Counsel
Facsimile: (305) 894-4803
with a copy to:

Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
Attention: Michele Keusch, Esq.
Facsimile: (305) 961-5827
(b) if to Company:
Claxson Interactive Group Inc.
1550 Biscayne Boulevard
Ground Floor
Miami, Florida 33132
Attention: General Counsel
Facsimile: (305) 894-4803

with a copy to:
Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
Attention: Michele Keusch, Esq.
Facsimile: (305) 961-5827
(c) if to the Special Committee:
c/o Claxson Interactive Group Inc.
1550 Biscayne Boulevard
Ground Floor
Miami, Florida 33132
Attention: Mr. Ricardo Verdaguer
Facsimile: (305) 894-4803
with a copy to:
Arnold & Porter LLP
555 12th St., NW
Washington, D.C. 20004
Attention: Neil Goodman
Facsimile: (202) 942-5999
     Section 8.9 Governing Law; Jurisdiction. Regardless of the place of execution of this Agreement, the domicile or residence of any party hereto, the location of the principal executive office of any party hereto, or any other fact or circumstance, this Agreement shall be governed by and construed in accordance with the laws of the British Virgin Islands (without regard to conflicts of laws principles). EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE BRITISH VIRGIN ISLANDS IN ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURTS (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS PARAGRAPH AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SUCH COURTS OR IN THE BRITISH VIRGIN ISLANDS OTHER THAN FOR SUCH PURPOSE.
     Section 8.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     Section 8.11 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 8.12 Entire Agreement. This Agreement, including any exhibits hereto and the documents and instruments referred to herein, and except as contemplated hereby, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and understandings between the parties with respect to such subject matter. There are no agreements, restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officers, all as of the day and year first above written.

SIGNED and DELIVERED for and	)
on behalf of the	)
CLAXSON INTERACTIVE GROUP INC.	)	/s/ Amaya Ariztoy

by Amaya Ariztoy	)	Director
a duly authorised director before me	)

Gloria González Name

1550 Biscayne Boulevard
Miami, Florida 33132

Address

/s/ Gloria González Notary Public

SIGNED and DELIVERED for and	)
on behalf of the	)
REMAINCO INC. by Ezequiel Paz a duly authorised director before me	) )	/s/ Ezequiel Paz Director
)

Gloria González Name

1550 Biscayne Boulevard
Miami, Florida 33132

Address

/s/ Gloria González Notary Public

Schedule 1.6(b)(ii)
Converted Shares

Shareholders	Number and Class of Shares
1945 Carlton Investments LLC	4,178,846 Class A shares, 1 Class C share

1947 Carlyle Investments LLC	4,358,058 Class A shares, 1 Class C share

Hicks, Muse, Tate & Furst Latin America Fund, L.P.	5,589,525 Class A shares 1 Class H share

Hicks, Muse, Tate & Furst Latin America Private Fund, L.P.	1,014,813 Class A shares

Davivo International Ltd.	830,259 Class A shares

HMLA 1-SBS Coinvestors, L.P.	217,360 Class A shares

HMTF Holdings	107,945 Class A shares

Hicks, Muse Co. Partners, L.P.	10,000 Class A shares

Roberto Vivo	932,204 Class A shares, 6 Class F shares

SLI.com Inc.	489,417 Class A shares, 1 Class F share

Gallia Enterprises Ltd.	2,285 Class A shares

Luis H. Moreno III	100,859 Class A shares

Interamerican Technology, S.A.	26,700 Class A shares

Bulls & Bears Enterprises Inc.	20,005 Class A shares